PROSPECTUS SUPPLEMENT NO. 5                     FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 20, 2001                     REGISTRATION NO. 333-37684



                                  $200,000,000

                             PINNACLE HOLDINGS INC.

                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
             AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES
          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 14, 2001

         This prospectus supplement relates to the resale by the selling securityholders of 5.5% convertible subordinated notes due 2007 of Pinnacle Holdings Inc. and the shares of common stock, par value of $0.01 per share, issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001, prospectus supplement No. 3 dated August 15, 2001 and prospectus supplement No. 4 dated August 29, 2001, which are to be delivered with this prospectus supplement.

         The following table sets forth information concerning beneficial ownership of the notes by the selling securityholders as listed below. This table supplements the information provided in the prospectus dated June 20, 2001, prospectus supplement No. 1 dated July 27, 2001, prospectus supplement No. 2 dated August 3, 2001, prospectus supplement No. 3 dated August 15, 2001 and prospectus supplement No. 4 dated August 29, 2001. All information concerning beneficial ownership has been furnished by the selling securityholders on or before September 13, 2001.

                            PRINCIPAL AMOUNT
                                OF NOTES           NUMBER OF SHARES       RELATIONSHIPS
                           BENEFICIALLY OWNED       OF COMMON STOCK            WITH
NAME                       THAT MAY BE SOLD        THAT MAY BE SOLD(1)       PINNACLE
----                       -------------------    --------------------    -------------
CRT Capital Group LLC        $ 5,750,000               73,365                  No
Fifth Third Bank             $   550,000                7,018                  No

(1) Assumes conversion of all of the selling securityholders' notes at a conversion price of $78.375 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Under the terms of the indenture governing the notes, fractional shares will not be issued upon conversion of the notes. Pinnacle Holdings Inc. will pay an amount in cash in lieu of fractional shares, if any.